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                             MBIA INSURANCE CORPORATION
                                 AND SUBSIDIARIES



                          CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF MARCH 31, 1995 AND DECEMBER 31, 1994

                  AND FOR THE PERIODS ENDED MARCH 31, 1995 AND 1994



                                                                  PAGE 1 OF 7

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                            MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES


                                    I N D E X
                                    ---------


                                                                       PAGE

Consolidated Balance Sheets - March 31, 1995
    and December 31, 1994 (Audited)                                      3

Consolidated Statements of Income - Three months
    ended March 31, 1995 and 1994                                        4

Consolidated Statement of Changes in Shareholder's
    Equity - Three months ended March 31, 1995                           5

Consolidated Statements of Cash Flows
    - Three months ended March 31, 1995 and 1994                         6

Notes to Consolidated Financial Statements                               7


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                 MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
              (Dollars in thousands except per share amounts)

                                        March 31, 1995     December 31, 1994
                                        --------------     ------------------
                                         (Unaudited)           (Audited)
    ASSETS
Investments:
 Fixed maturity securities held as
  available-for-sale at market
  (amortized cost $3,190,073
   and $3,123,838)                         $3,246,516            $3,051,906
 Short-term investments, at
  amortized cost (which
  approximates market value)                  147,778               121,384
 Other investments                             12,540                11,970
                                           ----------            ----------
  TOTAL INVESTMENTS                         3,406,834             3,185,260
Cash and cash equivalents                       1,950                 1,332
Accrued investment income                      54,387                55,347
Deferred acquisition costs                    134,682               133,048
Prepaid reinsurance premiums                  185,734               186,492
Goodwill (less accumulated amortization
 of $33,669 and $32,437)                      109,311               110,543
Property and equipment, at cost (less
 accumulated depreciation of
 $10,144 and $9,501)                           39,877                39,648
Receivable for investments sold                16,653                   945
Other assets                                   48,253                46,552
                                           ----------            ----------
  TOTAL ASSETS                             $3,997,681            $3,759,167
                                           ==========            ==========
    LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Deferred premium revenue                  $1,524,712            $1,512,211
 Loss and loss adjustment
  expense reserves                             42,033                40,148
 Current income taxes payable                   9,338                   ---
 Deferred income taxes                        146,549                97,828
 Payable for investments purchased             29,999                 6,552
 Other liabilities                             51,215                46,925
                                           ----------            ----------
  TOTAL LIABILITIES                         1,803,846             1,703,664
                                           ----------            ----------
Shareholder's Equity
 Common stock, par value $150 per share;
  authorized, issued and outstanding
  - 100,000 shares                             15,000                15,000
 Additional paid-in capital                   956,394               953,655
 Retained earnings                          1,182,209             1,134,061
 Cumulative translation adjustment              4,842                   427
 Unrealized appreciation (depreciation)
  of investments, net of deferred
  income tax provision (benefit)
  of $19,605 and $(25,334)                     35,390               (47,640)
                                           ----------            ----------
  TOTAL SHAREHOLDER'S EQUITY                2,193,835             2,055,503
                                           ----------            ----------
  TOTAL LIABILITIES AND
   SHAREHOLDER'S EQUITY                    $3,997,681            $3,759,167
                                           ==========            ==========

             The accompanying notes are an integral part of the
                   consolidated financial statements.

                                   - 3 -

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                 MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                           (Dollars in thousands)

                                                        Three Months Ended
                                                              March 31
                                                        -------------------
                                                          1995       1994
                                                        --------   --------
Revenues:
 Gross premiums written                                 $ 71,112   $ 84,402
 Ceded premiums                                           (7,080)    (7,798)
                                                        --------   --------
  Net premiums written                                    64,032     76,604
 Increase in deferred premium revenue                    (12,680)   (22,061)
                                                        --------   --------
  Premiums earned (net of ceded
      premiums of $7,839 and $7,254)                      51,352     54,543
 Net investment income                                    53,065     46,529
 Net realized gains                                        1,724      6,370
 Other income                                                908        313
                                                        --------   --------
  Total revenues                                         107,049    107,755
                                                        --------   --------
Expenses:
 Losses and loss adjustment expenses                       2,033      1,925
 Underwriting and operating expenses                       9,752      9,346
 Policy acquisition costs, net                             5,140      5,959
                                                        --------   --------
  Total expenses                                          16,925     17,230
                                                        --------   --------
Income before income taxes                                90,124     90,525

Provision for income taxes                                19,476     19,466
                                                        --------   --------
Net income                                              $ 70,648   $ 71,059
                                                        ========   ========

             The accompanying notes are an integral part of the
                     consolidated financial statements.

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                 MBIA INSURANCE CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (Unaudited)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1995

                (Dollars in thousands except per share amounts)

                                                                   Unrealized
           Common Stock      Additional             Cumulative    Appreciation
          ---------------     Paid-in    Retained   Translation  (Depreciation)
          Shares   Amount     Capital    Earnings   Adjustment    of Investments
          -------  -------   ---------  ----------  -----------   --------------
Balance,
 January 1,
 1995     100,000  $15,000   $953,655   $1,134,061       $  427      $(47,640)

Net
 income       ---      ---        ---       70,648          ---           ---

Change
 in
 foreign
 currency
 trans-
 lation       ---      ---        ---          ---        4,415           ---
Change in
 unrealized
 appreciation
 of
 investments
 net of change
 in deferred
 income taxes
 of
 $(44,939)    ---      ---        ---          ---          ---        83,030
Dividends
 declared
 (per common
 share
 $225)        ---      ---        ---      (22,500)         ---           ---
Tax
 reduction
 related to
 tax sharing
 agreement
 with
 MBIA Inc.    ---      ---      2,739          ---          ---           ---
          -------  -------  ---------   ----------  -----------  ------------
Balance,
 March 31,
 1995     100,000  $15,000   $956,394   $1,182,209       $4,842      $ 35,390
          =======  =======  =========   ==========  ===========  ============

          The accompanying notes are an integral part of the consolidated financial statements.

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                 MBIA INSURANCE CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                           (Dollars in thousands)
                                                     Three Months Ended
                                                          March 31
                                                    ----------------------
                                                       1995        1994
                                                    ---------   ----------
Cash flows from operating activities:
 Net income                                         $  70,648     $71,059
 Adjustments to reconcile net income to net
   cash provided by operating activities:
  Decrease in accrued investment income                   960       2,222
  Increase in deferred acquisition costs               (1,634)     (2,941)
  Decrease (increase) in prepaid
   reinsurance premiums                                   758        (544)
  Increase in deferred premium revenue                 11,922      22,605
  Increase in loss and loss adjustment
   expense reserves                                     1,885       1,913
  Depreciation                                            630         343
  Amortization of goodwill                              1,232       1,241
  Amortization of bond (discount) premium, net           (358)          4
  Net realized gains on sale of investments            (1,724)     (6,370)
  Deferred income taxes                                 3,782       3,020
  Other, net                                           19,601      21,135
                                                    ---------    --------
  Total adjustments to net income                      37,054      42,628
                                                    ---------    --------
  Net cash provided by operating activities           107,702     113,687
                                                    ---------    --------
Cash flows from investing activities:
  Purchase of fixed maturity securities, net
    of payable for investments purchased             (182,603)   (342,288)
  Sale of fixed maturity securities, net of
    receivable for investments sold                    92,890      99,660
  Redemption of fixed maturity securities,
    net of receivable for investments redeemed         16,717      40,091
  (Purchase) sale of short-term investments, net       (9,908)      1,742
  (Purchase) sale of other investments                   (863)     87,955
  Capital expenditures, net of disposals                 (817)        (27)
                                                    ---------    --------
  Net cash used in investing activities               (84,584)   (112,867)
                                                    ---------    --------
Cash flows from financing activities:
  Dividends paid                                      (22,500)        ---
                                                    ---------    --------
  Net cash used by financing activities               (22,500)        ---
                                                    ---------    --------
Net increase in cash and cash equivalents                 618         820
Cash and cash equivalents - beginning of period         1,332         747
                                                    ---------    --------
Cash and cash equivalents - end of period            $  1,950    $  1,567
                                                    ---------    --------
Supplemental cash flow disclosures:
 Income taxes paid                                   $      1    $  1,798
                                                    =========    ========

       The accompanying notes are an integral part of the consolidated financial statements.

                                   -6-

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               MBIA INSURANCE CORPORATION AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.  BASIS OF PRESENTATION
- -------------------------

The  accompanying  consolidated  financial  statements  are  unaudited and  include  the  accounts  of  MBIA Insurance  Corporation  and  its
Subsidiaries (the "Company"). The statements do not include all of the information and disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1994 for the Company. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with generally accepted auditing standards but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the
Company's financial position and results of operations. The results of operations for the three months ended March 31, 1995 may not be indicative of the results that may be expected for the year ending December 31, 1995. The December 31, 1994 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.


2.  DIVIDENDS DECLARED
- ----------------------

Dividends declared by the Company during the three months ended March 31, 1995 were $22.5 million.

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